FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-01

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]

Sent: Friday, July 19, 2019 12:32 PM

Subject: BMARK 2019-B12 -- Final Pricing Details (Public)

BMARK 2019-B12 -- Final Pricing Details (Public)

$1,040.209mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:	Citigroup, J.P. Morgan, and
Deutsche Bank Securities
Co-Managers:	Drexel Hamilton and Academy Securities

Class	S&P/Fitch/MSTR	Size($mm)	WAL(yr)	Spread	Coupon	Yield	Price
A-1	AAA(sf)/AAAsf/AAA	16.310	2.66	S+44	2.25570	2.2319	99.99978
A-2	AAA(sf)/AAAsf/AAA	221.930	4.96	S+56	3.00080	2.3464	102.99958
A-3	AAA(sf)/AAAsf/AAA	5.920	6.85	S+80	2.81300	2.6505	100.99953
A-4	AAA(sf)/AAAsf/AAA	215.000	9.71	S+78	2.85890	2.7441	100.99961
A-5	AAA(sf)/AAAsf/AAA	321.699	9.87	S+80	3.11560	2.7700	102.99972
A-AB	AAA(sf)/AAAsf/AAA	22.612	7.44	S+72	3.04160	2.5937	102.99958
A-S	AA(sf)/AAAsf/AAA	143.478	9.94	S+110	3.41880	3.0724	102.99930
B	NR/AA-sf/AA-	50.217	9.94	S+125	3.57020	3.2224	102.99990
C	NR/A-sf/A	43.043	9.94	S+155	3.87260	3.5224	102.99955

Collateral Summary
Initial Pool Balance:	$1,181.872mm
Number of Mortgage Loans:	47
Number of Mortgaged Properties:	117
Average Cut-off Date Mortgage Loan Balance:	$25.146mm
Weighted Average Mortgage Interest Rate:	4.17220%
Weighted Average Remaining Term to Maturity/ARD (months):	107
Weighted Average Remaining Amortization Term (months):	345
Weighted Average Cut-off Date LTV Ratio:	55.1%
Weighted Average Maturity Date/ARD LTV Ratio:	52.4%
Weighted Average Underwritten NCF Debt Service Coverage Ratio:	2.45x
Weighted Average Debt Yield on Underwritten NOI:	11.2%
% of Mortgaged Properties with Single Tenants:	21.0%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	38.8%

Property Type:	31.9% Office, 28.8% Retail, 13.1% Mixed Use, 12.8% Multifamily,
6.0% Hospitality
Top 5 States:	20.6% California, 18.8% New York, 9.2% Texas, 7.0%
Florida, 4.3% Delaware
Risk Retention:	L-Shaped

Master Servicer:	Midland Loan Services
Special Servicer:	Midland Loan Services, Pacific Life Insurance Company,
and Trimont Real Estate Advisors
Operating Advisor:	Pentalpha Surveillance, LLC
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Anticipated Settlement:	8/8/2019

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICERS, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, ANY DIRECTING HOLDER, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-228597) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.